Exhibit 5.1

June 1, 2007

Alliance Holdings GP, L.P.

1717 South Boulder Avenue

Tulsa, Oklahoma 74119

RE:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Alliance Holdings GP, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership, under the Securities Act of 1933 (the “Securities Act”), of the offer and sale by certain unitholders of the Partnership from time to time, pursuant to Rule 415 under the Securities Act, of 47,363,000 common units representing limited partner interests in the Partnership (the “Units”).

We have also participated in the preparation of the Prospectus (the “Prospectus”) contained in the Partnership’s Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof and to which this opinion is an exhibit. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

We have examined the Registration Statement, the Prospectus, the Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), the Certificate of Limited Partnership of the Partnership (the “Certificate”) filed with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act in connection with the formation of the Partnership and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have reviewed certain certificates of officers of the general partner of the Partnership and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

Based upon and subject to the foregoing, we are of the opinion that the Units have been validly issued, fully paid and are non-assessable, except as such non-assessability may be limited by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act and as described or incorporated by reference into the Prospectus.

The opinion expressed herein are qualified in the following respects:

(1) We have assumed, without independent verification, that the certificates for the Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Units.

(2) We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2300, Houston, TX 77002 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

Exhibit 5.1

(3) This opinion is limited in all respects to federal laws, the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2300, Houston, TX 77002 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com